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                                                                    EXHIBIT 11.1

                            ALLEGIANCE TELECOM, INC.

                   COMPUTATION OF PER SHARE EARNINGS (LOSS)

                         Year Ended December 31, 1998

               (In thousands, except share and per share amounts)

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

                                                           Number of Shares    Percent Outstanding   Equivalent Shares
                                                           ----------------    -------------------   -----------------
Prior to Initial Public Offering
       1997 Common Stock Offering                                      426               51.23%                218

After Initial Public Offering
       1997 Common Stock Offering                                      426               48.77%                208
       1998 Common Stock Offering                               10,000,000               48.77%          4,876,712
       Preferred Stock Converted to Common Stock                40,341,128               48.77%         19,673,208
                                                                                                    --------------
                                                                                                        24,550,346

WEIGHTED AVERAGE SHARES OUTSTANDING                                                                     24,550,346

NET LOSS APPLICABLE TO COMMON STOCK                                                                 $   (258,459.6)

NET LOSS PER SHARE, BASIC AND DILUTED                                                               $       (10.53)
                                                                                                    ==============
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